PricewaterhouseCoopers LLP, 3 Forbury Place, 23 Forbury Road, Reading, Berkshire, RG1 3JH T: +44 (0) 1189 597 111, F: +44 (0) 1189 383 020, www.pwc.co.uk PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH.PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business and by the Solicitors Regulation Authority for regulated legal activities. CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333- 217521) of Verona Pharma plc of our report dated February 27, 2018 relating to the financial statements, which appears in this Form 20-F. PricewaterhouseCoopers LLP Reading, United Kingdom February 27, 2018